Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

by Edgar


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275


Ladies and Gentleman:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to the Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated December 31, 2007 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at (212) 559-5046.


Very truly yours,

By: /s/ Jennifer Magro
        --------------
        Jennifer Magro
        Chief Financial Officer and
        Director


Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                  December 2007

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,006.61 per unit at the end of December, down 0.2% for the month and up 7.6% year to date.

The Fund was negative for the month of December as profits in energy, grains and metals markets were partially offset by losses in currency, fixed income, and soft commodities markets.

Large reversals in currency markets proved difficult in December as the euro and Swiss franc weakened against the U.S. dollar early in the month, but spiked sharply later. In fixed income markets, losses were taken primarily from trading in euro bonds as European central bankers surprised market participants as they raised rates twice to keep the prospects of inflation in line. Losses were also realized in soft commodities markets as sugar prices unexpectedly climbed to a 10-month high on speculation that exports would be delayed from India, the world's second-biggest grower.

The Fund benefited from the continuation of some established trends in the commodities sector, most notably in energy, grains and metals and finished the year with positive momentum. Following price declines at the end of the previous month, energy prices moved higher again for the month. Gains were earned from trading in the petroleum complex as prices rallied from weak inventory data and heightened tensions between Turkey and rebels in Northern Iraq. The grains sector was the best performing sector in December as corn and soybean prices rallied on expectation that the global demand may outpace production estimates. Profits in metals sectors were largely attributable to long positions in gold and platinum as the weakened U.S. dollar continued to support prices in precious metals.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                           For the Period December 1,
                            Through December 31, 2007

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     -----------
Realized gains from trading             $3,541,491       0.43%
Change in unrealized gains/losses
     from trading                       (1,855,341)     (0.23)
                                       -----------      -----
                                         1,686,150       0.20
Less, Brokerage commissions
     and clearing fees ($215,761)        4,177,286       0.50
                                       -----------      -----
Net realized and unrealized gains       (2,491,136)     (0.30)
Interest Income                          1,620,060       0.20
                                       -----------      -----
                                          (871,076)      0.10
                                       -----------      -----
Less, Expenses:
     Management fees                     1,341,947       0.16
     Incentive fees                       (940,697)     (0.11)
     Other expenses                        132,117       0.02
                                       -----------      -----
                                           533,367       0.07
                                       -----------      -----
Net loss                                (1,404,443)     (0.17)%
                                                        =====
Additions (6,346.2626 L.P. units
at November 30, 2007 net asset
value per unit of $1,008.31)             6,399,000
Redemptions (15,740.1943 L.P. units
at December 31, 2007 net asset
value per unit of $1,006.61)           (15,844,237)
                                       -----------
Decrease in net assets                 (10,849,680)
Net assets, November 30, 2007          830,025,751
                                       -----------
Net assets, December 31, 2007         $819,176,071
                                       ===========
Net Asset Value per unit
  ($819,176,071 / 813,795.0364 Units)    $1,006.61
                                          ========

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

 By: /s/ Jennifer Magro
         ----------------------------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.